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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                FORM 12b-25

                      Commission File Number  0-26455

                        NOTIFICATION OF LATE FILING

(Check  One):
[ ] Form 10-KSB [ ] Form 11-K [ ] Form 20-F [X] Form 10-QSB [ ] Form N-SAR

                      For Period Ended: March 31, 2000


[ ] Transition Report on Form  10-K   [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form  20-F   [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period  Ended:______________________________


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, Identify the Item(s) to which the notification relates:

N/A














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Part I.  Registrant Information
-------------------------------


                      ADVANCED BUSINESS SCIENCES, INC.
                     ---------------------------------
                          Full name of registrant


                                 N/A
                        ----------------------------
                         Former name if applicable


                           3345 No. 107th Street
           -----------------------------------------------------
         Address of principal executive office (Street and number)


                              Omaha, NE  68134
                         City, State and Zip Code


Part II.  Rule 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report or Form 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.










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Part III.  Narrative
--------------------

State below in reasonable detail the reasons why Form 10-KSB, 11-K, 20-F, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period (Attach extra sheets if needed.)


The Company is currently in the process of completing its Form 10-SB filing which has been delayed due to recent business developments. The Company will be unable to timely file its quarterly report on Form 10-QSB for the period ending March 31, 2000 until on or before the fifth calendar day following the prescribed due date.


Part IV.  Other Information
---------------------------

(1) Name and telephone number of person to contact in regard to this notification

        James E. Stark
        President and Chief Financial Officer
        (402) 498-2734


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                               [X] Yes  [  ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                               [  ] Yes  [X]  No


If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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Advanced Business Sciences, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Dated:  May 16, 2000               By /s/ James E. Stark
                                   --------------------------------
                                   James E. Stark
                                   President and Chief Financial Officer









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